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                           JAN BELL MARKETING, INC.
                            13801 N.W. 14th Street
                            Sunrise, Florida 33323



                                                             November 1, 1996


Ocean Reef Management, Inc.
One Turnberry Place, Suite 800
19495 Biscayne Blvd.
Aventura, FL 33180
Attn: Joel Eidelstein
      President


Dear Gentlemen:

        As a follow up to the Tuesday October 28 conference call, we would like to reaffirm and perhaps clarify our position concerning your proposed transaction between Jan Bell Marketing, Inc. (the "Company") and Ocean Reef Management ("Ocean Reef").

        We remain extremely interested in holding productive discussions with Ocean Reef so that we may better understand the details of the proposed acquisition of the Company as stated in your October 21, 1996 letter. Without further information, we are not equipped to entertain your request of Tuesday that we assist you in the development of a proposal and in the structuring of your financing. We believe that it would be more appropriate for you to develop and submit to us a proposal for the all-cash $4 per share offer you have announced based on the Company's publicly available information and your own resources. We would then be prepared to devote the time and resources necessary for evaluating such a transaction.

        In particular, the proposal should provide us with more information on the following subjects:

            (i) the corporate vehicle and structure which would be used to effect an acquisition;

           (ii) the type of financing which would consummate the proposed ALL CASH transaction including the senior debt, mezzanine and equity components of such financing; and

          (iii) the identity(ies) of potential financing partners, including those whom you have approached and/or your traditional partners, and some indication of their involvement in your bidding process (i.e., commitments, highly confident letters, or even expressions of interest).

        We have a duty to our stockholders to give serious consideration to your proposed transaction. We also have an obligation to our stockholders, employees and trade partners to focus on our core business at this critical moment in the holiday season. In order to pursue a potentially disruptive transaction at this time, we must have reasonable confidence that you are capable of consummating your proposal. We thus look forward to hearing more details of your proposed transaction.

        We are forwarding to you under separate cover a list of our fax and telephone numbers so that you may easily contact us.


                                        Very truly yours,


                                                  Thomas Epstein
                                        ------------------------------------
                                        Thomas Epstein


                                                  Peter Offermann
                                        ------------------------------------
                                        Peter Offermann



                                        On behalf of the Board of Directors
                                        of Jan Bell Marketing, Inc.